EXHIBIT 99.1
I-Star Provides More Details From Exploration Results,
Discusses Plans for Next Phase of Exploration

For Immediate Release
August 13, 2008

Shreveport, LA.  International Star, Inc. (I-Star) today provided additional details of the results obtained during recent mineral exploration activities on its Detrital Wash claim block in Mohave County, Arizona.  In July, I-Star announced that assays performed by an Arizona registered and licensed lab on 252 geological samples recently collected from its mining claims in the Detrital Wash area support historical records obtained by I-Star of significant copper and molybdenum mineralization in both the Black Mountains and northern White Hills in the Detrital region.  I-Star noted that the sampling and assays were part of its ongoing exploration work and its efforts to bring this historical data up to current National Instrument (NI) 43-101 industry standards.

The assayed samples collected as part of I-Star’s current exploration program have indicated an area of mineralization extending over 24 square miles in the Black Mountains, along with additional mineralization covering several square miles in the White Hills area.  Working under a limited budget, I-Star’s consultant geologist and consultant engineer have evaluated I-Star’s claims throughout these areas and have located and staked 430 lode claims covering I-Star’s mineral discoveries.

Mineralization values found by the assays reported in July ranged from 25 parts per million (ppm) to 6.10% for copper and less than 1 ppm to 906 ppm for molybdenum.  A value of 32 ppm equates to one ounce of mineral per ton.  Samples given in percentages represent percent per ton.  For example, the sample assayed at 6% copper equates to 6%, or one hundred twenty pounds, per one ton.

Among the assayed samples taken from the Black Mountains area, a group of samples were collected from a single north-south sample line 1.9 miles long, which follows the claim location line of AMAX, a mining company that explored the area in the 1960’s.  These samples assayed from 91 to 290 ppm copper.  By duplicating this sample and location line, I-Star has verified under NI 43-101 standards that its historical, non-NI 43-101 data for this line is accurate.  As a result, I-Star now has established legal discoveries for each of its claims along this line.

Rock and soil samples were also collected from claim location lines running east-west over an altered and silicified Precambrian gneiss and an “iron cap” or leached zone, respectively, which are usually defined as overlying secondary or supergene mineralization.  Those samples are a combination of samples collected at the location posts of claims extending for an aggregate of two miles across the mineralized terrain.

Further soil samples were collected from an area approximately one mile by two-thirds of a mile to verify the presence of one of two historical chalcocite blanket mineralized areas that were abandoned by previous mining companies.  Historical information indicates that these chalcocite blanket-style mineralized areas were mapped and drilled by different companies from the 1960’s through the 1990’s.  Although various historical reports describe the two areas as shallow, thin and weakly mineralized, I-Star’s management believes those historical statements were based on comparisons to some of the world’s largest copper mines, and that further exploration may yield minable ore reserves at present copper and molybdenum prices.

International Star, Inc.
Press Release – August 13, 2008

An additional block of samples was taken from the White Hills area of the Detrital Wash region, roughly seven miles east of the Black Mountains claim block.  These samples were collected along two claim location lines 3,000 feet apart, running two miles and one mile in length, respectively, at the north end of the White Hills.  Each of the samples from the White Hills assayed for copper, most assayed for molybdenum, and some assayed for silver as well.

I-Star management believes the evidence of copper mineralization in the White Hills area is significant because it represents an unexpected possibility of another porphyry copper system which had not previously been identified.  This initial exploratory work in the White Hills also represents I-Star’s first substantial foray into exploring for precious and base metals along the Detrital Wash.  This first effort, which was directed at discovering the potential for northerly extensions of the old White Hills silver district ore bodies, appears to have been successful in finding anomalous silver mineralization.

Based on these results, I-Star has developed plans, subject to obtaining additional funding, to begin a new phase of exploratory activity to continue verification of the historical data and obtain further data regarding mineralization existing on its Detrital Wash properties.  I-Star’s initial sampling program involved the collection of 540 samples, of which only 252 were assayed.  In its planned next phase, I-Star intends to continue assay work on the remaining samples taken during its initial sampling.  The Black Mountains area has historically been a gold-producing area.  Included in I-Star’s claim block are several former gold mines as well as prospects described in historic literature as being gold mineralized.  Due to budget constraints, I-Star did not assay for gold in its initial testing, but intends to do so with the remainder of the original 540 samples collected, along with silver, copper, molybdenum and other minerals.

The planned next phase will also include core drilling and geophysical probing of a large number of existing drill holes that are open and accessible to modern geophysical probes.  An Induced Polarization (IP) – Resistivity survey of the 24-square-mile area in the Black Mountains will also be scheduled.  These and additional geophysical exploration activities should provide a dataset ranging from visual records of the lithology of the holes to IP-Resistivity and magnetic surveys of the mineralization and geochemical alteration of the rocks in the holes.

I-Star management estimates that this next phase of exploration work will cost approximately $600,000.  I-Star is currently working to obtain additional financing to fund the implementation of this phase.

International Star, Inc.
Press Release – August 13, 2008

About International Star, Inc. (OTC BB:ILST):  The company maintains its corporate headquarters in Shreveport, LA and owns mineral rights in Arizona that it intends to exploit through the extraction of precious and base minerals from the lands it has acquired.  More information about International Star, Inc. and its business activities can be obtained by calling International Star, Inc. at (318) 453-7849.

Any statements made in this press release which are not historical facts contain certain forward-looking statements as such term is defined in the Private Litigation Reform Act of 1996, concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains.  The actual results of the specific items described in this release, and the company’s operations generally, may differ materially from what is projected in such forward-looking statements.  Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company.  The company disclaims any obligation to update information contained in any forward-looking statement.

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